Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International’s Board Approves

$20 Million Share Repurchase Program

Marlton, NJ – November 10, 2008 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that its Board of Directors has authorized a share repurchase program. Pursuant to the program, Hill may repurchase shares of the company’s common stock up to a total purchase price of $20 million over the next 12 months. The Company currently has approximately 41.0 million shares of common stock outstanding.

“We believe our shares have become extremely underpriced based on overall market and economic conditions, not on the financial or operating performance of Hill which continues to be strong,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “As a result, we believe this stock repurchase program will create significant value for our stockholders,” Richter added.

Hill International, with 2,100 employees in 80 offices worldwide, provides program management, project management, construction management and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 11th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HIL-G)

Hill International, Inc.

John P. Paolin

Vice President of Marketing and Corporate Communications

(856) 810-6210

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com